NORTHERN FUNDS

                                 EXHIBIT INDEX

      (a)   (16)  Amendment No. 15 to Agreement and Declaration of Trust dated
                  November 17, 1999.

      (d)   (11)  Addendum No. 9 to the Investment Advisory Agreement dated
                  December 28, 1999.

      (e)   (2)   Amended and Restated Schedule A to the Distribution Agreement
                  dated December 28, 1999.

      (g)   (14)  Addendum No. 10 to the Custodian Agreement dated December 28,
                  1999.

      (h)   (10)  Addendum No. 9 to the Transfer Agency Agreement dated
                  December 28, 1999.

      (j)   (1)   Consent of Drinker Biddle & Reath LLP.

      (j)   (2)   Consent of Independent Public Accountants.

      (l)   (13)  Form of Purchase Agreement between Registrant and the Northern
                  Trust Company dated _________, 1999 for shares of the MarketPower Fund.